Exhibit 1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TITAN HOLDINGS, INC.,

TITAN ACQUISITION CORPORATION,

AND

AUTOCAM CORPORATION

Dated as of November 6, 1999

i

ii

iii

AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 1999, by and among Titan Holdings, Inc., a Delaware corporation (the “Parent”), Titan Acquisition Corporation, a Michigan corporation (“Merger Sub” and together with the Parent, the “Buyer Parties”), and Autocam Corporation, a Michigan corporation (“Target”). Each of Target and Merger Sub are collectively referred to herein as the “Constituent Corporations”.

RECITALS

      WHEREAS, the Board of Directors of Merger Sub has unanimously determined that it is in the best interests of its equity holders for Merger Sub to acquire the Target upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Target (the “Board”), pursuant to the unanimous recommendation of a committee of the independent directors acting separately and appointed for the purpose of reviewing this transaction (the “Special Committee”), has unanimously approved the merger of Merger Sub with and into the Target (the “Merger”) in accordance with the Business Corporation Act of the State of Michigan (the “MBCA”) and resolved and agreed to recommend that holders of the outstanding shares of the common stock of Target (the “Target Common Stock”), approve the Merger;

      WHEREAS, to induce Merger Sub to enter into this Agreement, the Buyer Parties have required that Merger Sub and each of the stockholders of the Target listed on Exhibit A attached hereto (the “Designated Stockholders”) enter into a Shareholders Voting Agreement, dated today’s date (the “Stockholder Agreements”), pursuant to which each Designated Stockholder agrees, among other things, to vote its Target Common Stock in favor of the Merger, in each case subject to the terms and conditions set forth therein;

      WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and Target (and the Parent as sole stockholder of Merger Sub) have each unanimously approved the execution, delivery and performance of the Stockholder Agreements in accordance with applicable law; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound hereby, Parent, Merger Sub and Target hereby agree as follows:

ARTICLE 1

THE MERGER

      1.1  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Target in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. Target shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

      1.2  Effective Time. If this Agreement shall not have been terminated as provided in Article 10.1, the parties hereto will hold a closing (a “Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071 (or such other place as the parties may agree) as soon as practicable after the fulfillment of (or, to the extent permitted hereunder, the waiver of) all conditions to the Merger set forth in Article 9 (other than such conditions that are expected to be satisfied by deliveries at the Closing); provided that, unless otherwise agreed by the Parties or unless the

Termination Date has been extended pursuant to the provisos in Section 10.1(b) of this Agreement, the Closing shall be held not later than five days after the fulfillment (or waiver) of such conditions; and provided further, that if the Termination Date has been extended pursuant to the provisos in Section 10.1(b) of this Agreement and such conditions have been fulfilled (or waived), the Closing shall be held not later than the Termination Date. At the Closing, the respective designated parties hereto shall deliver the documents referred to in Article 9. The Surviving Corporation shall also deliver to the Paying Agent at the Closing by a wire transfer of same day funds the aggregate Merger Consideration (as defined in Section 4.2(a)) and the aggregate Spread (as defined in Section 4.2(d)). Contemporaneous with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form of Exhibit B hereto (the “Certificate of Merger”), as contemplated by the applicable provisions of the MBCA, together with any required related documents, with the appropriate administrator, as indicated in the MBCA, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA. The Merger shall be effective upon the filing of the Certificate of Merger (the “Effective Time")(the date, if any, upon which the Effective Time occurs, the “Effective Date”).

      1.3  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

      2.1  Articles of Incorporation. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time, a copy of which (including the Certificate of Designations with respect to the Merger Sub Preferred Stock (as defined below)) is attached hereto as Exhibit C, shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law except that Article 1 shall be amended to read in full as follows: “The name of the Corporation is Autocam Corporation.”

      2.2  Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit D, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with applicable law.

ARTICLE 3

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

      3.1  Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors are duly elected or appointed.

      3.2  Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed.

ARTICLE 4

EFFECT OF THE MERGER; EFFECT OF THE MERGER

ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

      4.1  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      4.2  Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) Conversion (or Retention) of Target Common Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Target Common Stock to be canceled pursuant to Section 4.2(b) and (ii) any shares of Target Common Stock to remain outstanding pursuant to Section 4.2(c)) will be canceled and extinguished and be converted automatically into the right to receive Eighteen and 75/00 Dollars ($18.75) net in cash (the “Merger Consideration”).

(b) Cancellation of Target Common Stock Owned by Merger Sub or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Merger Sub or any direct or indirect wholly-owned subsidiary of Merger Sub or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Exchange of Portion of Target Common Stock Owned by Principal Stockholder. An aggregate of 2,133,333 shares (the “Contribution Shares”) of Target Common Stock registered in the name of John C. Kennedy (the “Principal Stockholder”) shall not be converted, exchanged or canceled as provided above. Immediately before the Effective Time and pursuant to the Stockholder Agreements, the Principal Stockholder will contribute the Contribution Shares to the Parent for 200,000 newly-issued shares of the Parent’s Cumulative Preferred Stock, $.01 par value per share (the “Parent Preferred Stock”), and 2,000,000 shares of the Parent’s common stock, $.01 par value per share (the “Parent Common Stock”). The Contribution Shares received by the Parent shall not be affected by the Merger and shall remain outstanding immediately after the Effective Time. Such contribution shall be pursuant to an exchange which qualifies for non-recognition of gain under Section 351 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(d) Employee Stock Options. In accordance with the terms of the Target’s 1991 Incentive Stock Option Plan, as amended and the Target’s 1998 Key Employee Stock Option Plan (the “Stock Option Plans”), each outstanding option to purchase Target Common Stock granted under the Stock Option Plans shall, as of the Effective Time, become fully vested regardless of the vesting schedule contained in any stock option agreement or in any of the Stock Option Plans. Each outstanding option to purchase Target Common Stock granted under the Stock Option Plans or otherwise shall be canceled at the Effective Time, and each holder of a canceled option (whether issued pursuant to a Stock Option Plan or otherwise) shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, from the Surviving Corporation, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the number of shares of Target Common Stock previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Target Common Stock previously subject to such option (the “Spread”). The amount of cash to be delivered to the holder of any such options shall be subject to reduction to satisfy applicable withholding tax obligations. With respect to each such option issued by the Target, Target shall take, or cause to be taken, prior to the Effective Time, all such action so that each such option shall be automatically canceled as of the Effective Time and the holders of each such option shall only be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the Spread, if any, in exchange for the cancellation of each such option, subject in each case to applicable withholding tax obligations. Notwithstanding the foregoing, Target may, with the consent of Merger Sub, by separate agreement with one or more holders of such options, agree with such holders on alternate treatment of such options, which may provide for conversion of such options into the right to receive options to purchase Parent Common Stock.

(e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Target Common Stock), reorganization, recapitalization or other like change with respect to Target Common Stock occurring after the date hereof and prior to the Effective Time.

      4.3  Surrender of Shares; Stock Transfer Books.

      (a)  Deposit. Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares and options canceled in connection with the Merger to receive the funds to which such holders shall become entitled pursuant to Section 4. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any net profits resulting from, or interest or income produced by, such investments shall be payable to, or as directed by, Merger Sub.

      (b)  Notice. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares entitled to receive the Merger Consideration and options entitled to receive the Spread pursuant to Section 4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares or the documents evidencing such Spread (together, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, then, subject to applicable withholding tax obligations, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration or Spread payable with respect to such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration or Spread payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered on the books of the Target, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

      (c)  Unclaimed Funds. At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Spread that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration or Spread delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

      (d)  Effect on Certificates. Subject to Section 4.2(c), (i) at the close of business on the day of the Effective Time, the stock transfer books of the Target shall be closed and, thereafter, there shall be no further registration of transfers of shares on the records of the Target and (ii) from and after the Effective Time, the holders of shares or options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

      4.4  No Further Ownership Rights in Target Common Stock. All amounts paid upon the surrender for the shares of Target Common Stock or options to purchase shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares or options to purchase shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock (subject to Section 4.2(c)). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 4.

      4.5  Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount as may be required pursuant to Section 4; provided, however, that Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      4.6.  Dissenters and Appraisal Rights.

      (a)  Notwithstanding any provision of this Agreement to the contrary and notwithstanding the absence of any requirement under the MBCA to provide dissenters’ appraisal rights in connection with the Merger, the Buyer Parties and Target agree that provision shall be made for any holder of shares of Target Common Stock to exercise dissenters’ appraisal rights on the same basis as if such rights were required in connection with the Merger under the MBCA. Accordingly, any shares of Target Common Stock held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s shares of Target Common Stock in accordance with the procedures set forth in the MBCA (including but not limited to Sections 765 and 767 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 4.2(a), but the holder thereof shall be entitled to only such rights as would be available under the MBCA to a holder that has undertaken to exercise dissenters’ appraisal rights in connection with a transaction for which the MBCA provides dissenters’ appraisal rights.

      (b)  Notwithstanding the provisions of Section 4.6(a), if any holder of shares of Target Common Stock who demands appraisal of such holder’s shares of Target Common Stock under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Target Common Stock shall automatically be converted into and represent only the right to receive cash as provided in Section 4.2(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Target Common Stock.

      (c)  The Target agrees to give each of its stockholders written notice of their rights under Sections 765 and 767 of the MBCA concurrent with sending notice of the Special Stockholders Meeting and to provide Merger Sub with a copy of such notice. The Target also agrees to give Merger Sub (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Target Common Stock, withdrawals of such demands, and any other instruments served pursuant to the MBCA received by the Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Target shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TARGET

      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change, condition or effect (a) that is, or is reasonably likely in the future to be, materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of such entity, and its subsidiaries, taken as a whole, or (b) that would reasonably be expected to prevent or materially delay or impair the ability of the Merger Sub or Target to consummate the transactions contemplated by this Agreement.

      In this Agreement, any reference to Target’s “knowledge” means the actual knowledge of any one or more of the officers of Target or of any one or more of the officers of any of its material subsidiaries, in each case after due inquiry.

      Except as disclosed in a document of even date herewith and delivered by Target to Merger Sub prior to the execution and delivery of this Agreement (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) (the “Target Disclosure Schedule”), (Target represents and warrants to Merger Sub as follows, which representations and warranties shall expire at the Effective Time and shall be without force or effect thereafter:

      5.1  Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business substantially as now being conducted and as proposed to be conducted and to the knowledge of Target is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have or could reasonably be expected to have a Material Adverse

Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Merger Sub. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target. Target is the owner, directly or indirectly through its subsidiaries, of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target, directly or indirectly through its subsidiaries, free and clear of all Liens, charges, claims and encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire such securities. Except as disclosed in the Target SEC Documents (as defined in Section 5.4), Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership limited liability company, joint venture or other business association or entity. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 5.14 of the Target Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

      5.2  Capital Structure. The authorized capital stock of Target consists of 10,000,000 shares of Common Stock and 200,000 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on November 3, 1999, 6,312,508 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Target and no outstanding commitments to issue any such shares of capital stock or voting securities after September 30, 1999 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plans. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation, as amended, or Bylaws, as amended, of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on November 3, 1999, Target has reserved 914,657 shares of Common Stock for issuance pursuant to the Target Stock Option Plans, of which 684,517 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase or other rights. Since November 3, 1999, Target has not issued or granted additional options under the Target Stock Option Plans. Section 5.2 of the Target Disclosure Schedule sets forth, for each outstanding option under the Target Stock Option Plans at the close of business on September 30, 1999, the name of the holder thereof, the date of grant thereof, the number of shares of Target Common Stock issuable upon the exercise thereof, the exercise price per share of Target Common Stock subject thereto and the vesting schedule therefor. Except for (i) the rights created pursuant to this Agreement and the Target Stock Option Plans, and (ii) Target’s right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target’s capital stock between or among Target and any of its stockholders other than the Stockholder Agreements being executed in connection herewith. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans have been delivered to Merger Sub and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Merger Sub.

      5.3  Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target’s stockholders as contemplated by Section 9.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or give rise to any Lien under or increase the obligations arising under (i) any provision of the Articles of Incorporation or Bylaws or equivalent organizational documents of Target or any of its subsidiaries, as amended, or (ii) except as set forth in Section 5.3 of the Target Disclosure Schedule, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets, or (iii) except as set forth in Section 5.3 of the Target Disclosure Schedule, any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Target or any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or (iii), for violations, breaches or defaults that would not and could not reasonably be expected to, individually, result in cost, loss or damage to the Target in excess of $100,000, in any individual case, and that would not have and could not reasonable be expected to have a Material Adverse Effect on the Target in the aggregate. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 5.23) relating to the Special Stockholders’ Meeting (as defined in Section 8.1), (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Effective Time, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (vi) the filing of a Schedule 13e-3 with the SEC and NASD and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

      5.4  Documents; Financial Statements. Target has furnished or made available to Merger Sub a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement and other filing filed with the SEC by Target since January 1, 1997, and, prior to the Effective Time, Target will have furnished Merger Sub with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the “Target SEC Documents”). In addition, Target has made available to Merger Sub all exhibits (including those exhibits incorporated by reference) to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Merger Sub all exhibits to any additional Target SEC Documents filed prior to the Effective Time. Target has filed with the SEC all reports and registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. All documents required to be filed as exhibits to the Target SEC Documents have been so filed. As of their respective filing dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made and at the time, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the “Target Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Target Financial Statements fairly present the consolidated financial condition, operating results, and cash flows of Target and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Target accounting policies except as described in the notes to the Target Financial Statements.

      5.5  Absence of Certain Changes. Except as disclosed in Section 5.5 of the Target Disclosure Schedule, since June 30, 1999 (the “Target Balance Sheet Date”), there has not occurred: (i) to the knowledge of Target, any change, event or condition (whether or not covered by insurance) that has resulted in, or which could reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries’ assets; (iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any of its subsidiaries (other than wholly-owned subsidiaries), or any direct or indirect redemption, purchase or other acquisition by Target or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Target or any of its subsidiaries, of any of its shares of capital stock; (iv) any execution by Target or any of its subsidiaries of a contract that would be required to be disclosed in the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule, other than in the ordinary course of business, or any amendment or termination of, or default under, any contract disclosed in the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule; or (v) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Target or any of its subsidiaries, except for any damage, destruction or other casualty loss that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target; (vi) any amendment of any term of any outstanding security of the Target or any of its subsidiaries; (vii) any incurrence, assumption or guarantee by the Target or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (viii) any creation or assumption by the Target or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices; (ix) any loan, advance or capital contributions made by the Target or any of its subsidiaries to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of $250,000, and (z) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (x) any transaction or commitment made, or any contract or agreement entered into, by the Target or any of its subsidiaries relating to its assets or business (including the purchase or disposition of any assets) or any relinquishment by the Target or any of its subsidiaries of any contract, agreement or other right, in either case except for (A) any such transaction, commitment, contract, agreement or relinquishment that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target, (B) transactions and commitments in the ordinary course of business consistent with past practices and (C) those contemplated by this Agreement (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Target or any of its subsidiaries, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees; (xii) any change by the Target or any of its subsidiaries in its accounting principles, practices or methods; (xiii) any increase in the compensation payable or that could become payable by the Target or any of its subsidiaries, or any grant of stock options, to (a) any officer of the Target or any of its subsidiaries or (b) any employee of the Target or any of its Subsidiaries whose annual cash compensation is $50,000 or more; or (xiv) any commitment or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (xiii) (other than negotiations with Merger Sub and its representatives regarding the transactions contemplated by this Agreement). Since the date of the Target’s most recent proxy statement to its stockholders, no event has occurred that could be required to be reported by the Target as a certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, other than recurring events consistent with the descriptions thereof set forth in such proxy statements.

      5.6  Absence of Undisclosed Liabilities. Neither Target nor any of its subsidiaries has any liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Target’s Annual Report on Form 10-K for the period ended June 30, 1999, including the Notes thereto (the “Target Balance Sheet”), (ii) those incurred in the ordinary course of business or banking and financial affairs, consistent with past practices, and not required to be set forth in the Target Balance Sheet or the notes thereto under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

      5.7  Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree, injunction or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Target.

      5.8  Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting, restricting or impairing the ability of Target and its subsidiaries to (i) engage in any business or industry, (ii) compete against any other Person in any business or industry, (iii) acquire any property or business or (iv) operate their respective businesses in any jurisdiction, except, for each of clauses (i) through (iv), for any such agreement, judgment, injunction, order or decree that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target.

      5.9  Compliance; Governmental Authorization. To the knowledge of Target, Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target’s or any of its subsidiaries’ businesses or the holding of any such interest ((i) and (ii) herein collectively called “Target Authorizations”), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations has not had and could not reasonably be expected to have a Material Adverse Effect on Target. The businesses of the Target and its subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except (i) as publicly disclosed by the Target in the Target SEC Reports or Section 5.9 of the Target Disclosure Schedule, and (ii) for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and, insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by the Target or any of its subsidiaries that will, individually or in the aggregate, have a Material Adverse Effect on Target. None of the Target, any of its subsidiaries or any directors, officers, agents or employees of the Target or any of its subsidiaries has (i) used any funds on behalf of Target for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payments on behalf of Target to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      5.10  Certain Contracts and Arrangements.

      (a)  Except for agreements listed as exhibits to the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule, neither Target nor any of its subsidiaries is a party to any (i) individual written employment agreement or consulting agreement that either (A) obligates Target and its subsidiaries to pay aggregate annual compensation, or provide annual services, as the case may be, in excess of $100,000 or (B) is not terminable by Target or its subsidiaries upon ninety (90) days notice or less, (ii) collective bargaining agreement, (iii) license agreement or other arrangement that limits or restrains Target or any of its subsidiaries from engaging or competing in any business or conveys to any other party exclusive rights in any jurisdiction to use proprietary assets of the Target or any of its subsidiaries, (iv) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Target or any of its subsidiaries or the guaranty of any obligation for the borrowing of money by Target or any of its subsidiaries or any third party, (v) agreement that creates a partnership, joint venture, teaming arrangement or similar arrangement or (vi) other agreement described in Item 601(b)(1) of Regulation S-K promulgated under the Exchange Act. Except as set forth in Section 5.10 of the Target Disclosure Schedule, neither the Target nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which the Target or any of its subsidiaries is now a party or by which it or any of its properties or assets may be bound, except for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Target.

      (b)  Target has delivered to Merger Sub all indemnification agreements currently in effect between Target and any of its past or present officers, directors or employees.

      5.11  Title to Property.

      (a)  Target and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties or interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such properties, free and clear of all mortgages, Liens, pledges, charges, encumbrances, adverse claims, rights of others or adverse interests of any kind or character, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) Liens securing debt which is reflected on the Target Balance Sheet; and (iv) in case of real property, as appear of record and are reflected in the policies of title insurance for such real property that were previously delivered to Merger Sub. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 5.11(a) of the Target Disclosure Schedule identifies each parcel of real property owned by Target or any of its subsidiaries.

      (b)  Section 5.11(b) of the Target Disclosure Schedule sets forth all leases to which Target and its subsidiaries are a party or by which they are bound and under which (i) Target and its subsidiaries are obligated to pay annual lease payments in excess of $100,000 or (ii) that are necessary for the conduct of the business in substantially the same manner as the business of Target and its subsidiaries have heretofore been conducted, such Section 5.11(b) of the Target Disclosure Schedule describing separately those leases relating to real property and those leases relating to personal property and indicating where appropriate those leases that have been recorded for tax, protection of title or interest, or other purposes) entered into by Target and its subsidiaries (the “Leases”). With respect to the Leases, there exist no defaults by Target and its subsidiaries or, to the knowledge of Target and its subsidiaries, any default or threatened default by any third party thereunder, that could reasonably be expected to materially impair business operations involving such properties or result in a material liability of Target and its subsidiaries. Except as disclosed in Section 5.11(b) of the Target Disclosure Schedule, each Lease is in full force and effect and is a legal, valid and binding obligation of Target and its subsidiaries, and, to the knowledge of Target and its subsidiaries, each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Except as provided in Section 5.11(b) of the Target Disclosure Schedule, the transactions contemplated by this Agreement will not result in any material default, penalty or modification to any Lease, nor will any consents thereto be required.

      (c)  Except as disclosed in Section 5.11(c) of the Target Disclosure Schedule, to the knowledge of the Target (i) the utilities, access and parking for each parcel of real property utilized by the Target and its subsidiaries are reasonably adequate for the current use and operation of each such property, (ii) there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or, to the knowledge of Target and its subsidiaries, any proposed change in any applicable laws, which could materially impair the use or operation of any such property, nor has Target and its subsidiaries received any notice of any special assessment proceedings affecting any such property, or applied for any change to the zoning or land use status of any such property, (iii) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the normal use and operation of each such property are installed to the property lines of each such property, and (iv) Target and its subsidiaries have obtained all material licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any governmental authority having or claiming to have competent jurisdiction over each such property or from private parties for the current use and operation of each such property.

      (d)  To the knowledge of Target and its subsidiaries, there are no material latent defects or material adverse physical conditions affecting any of such properties or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personal property of a permanent nature affixed, annexed or attached to, located on or forming part of any such property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target.

      5.12  Intellectual Property.

      (a)  Target and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications, and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in the business of Target and it subsidiaries as currently conducted or as proposed to be conducted by Target and its subsidiaries, except to the extent that the failure to have such rights, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Target.

      (b)  Section 5.12 of the Target Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks which Target considers to be material to its business and the business of each of its subsidiaries and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which Target or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”), in each case which are incorporated in, are, or form a part of any product or service of Target or any of its subsidiaries that is material to Target.

      (c)  To the best knowledge of Target and its subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, any trade secret material to Target or any of its subsidiaries, or any Third Party Intellectual Property Right, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

      (d)  Neither Target nor any of its subsidiaries is, nor will Target or any of Target’s subsidiaries be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, in breach of any license, sublicense or other agreement relating to any of the Intellectual Property or any Third Party Intellectual Property Rights, the breach of which, individually or in the aggregate, could have a Material Adverse Effect on Target.

      (e)  All patents, registered trademarks, service marks and copyrights held by Target and its subsidiaries are valid and subsisting. Neither Target nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the products and services of Target and its subsidiaries do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement should not have a Material Adverse Effect on Target.

      (f)  Target and its subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target and its subsidiaries do not already own by operation of law.

      (g)  Target and its subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Target and its subsidiaries by or to a third party has been pursuant to the terms of a written agreement with such third party. All use, disclosure or appropriation of Confidential Information not owned by Target and its subsidiaries has been pursuant to the terms of a written agreement with the owner of such Confidential Information, or is otherwise lawful.

      5.13  Environmental Matters.

      (a)  “Environmental, Health and Safety Laws” shall mean all federal, state or local laws, ordinances, codes, regulations, rules, policies, common law, judgments and orders regarding the protection of the environment, requiring pollution control equipment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or regarding the safety of employees or workers.

      (b)  “Hazardous Substance” shall mean any substance or material that is defined as a “pollutant or contaminant,” “solid waste,” “hazardous waste” or “hazardous substance” under any Environmental, Health and Safety Laws.

      (c)  With respect to the operations of Target and its subsidiaries, no formal written notices, administrative actions or suits under any Environmental, Health or Safety laws are pending.

      (d)  Except as set forth in Section 5.13(d) of the Target Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on Target, there are no past or present events, conditions or circumstances involving Hazardous Substances and relating to Target and its subsidiaries that are reasonably likely to violate any Environmental, Health and Safety Laws or that are reasonably likely to give rise to any liability (matured, unmatured, fixed or contingent) for: (1) investigation or cleanup under Environmental, Health and Safety Laws; or (2) injuries to persons.

      (e)  Target and its subsidiaries have delivered to Merger Sub all Phase I or Phase II environmental reports or environmental compliance audits regarding any facilities or real property ever owned, operated or leased by Target or its subsidiaries.

      5.14  Taxes.

      (a)  Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it taking into account extensions of due dates, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the Target SEC Documents, (i) no material claim for Taxes has become a Lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than Liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority, (iii) no Tax authority is now asserting, or to the best knowledge of Target, threatening to assert against Target or any of its subsidiaries any deficiency or claim for additional Taxes, and there are no requests for information from a Tax authority currently outstanding that could affect the Taxes of Target or any of its subsidiaries, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect, and (v) neither

Target nor any of its subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time attributable to adjustments made prior to the Merger pursuant to Section 481 or 263A of the Code or any comparable provision of any state or foreign Tax law. Neither Target nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Target or any of its subsidiaries owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of such Tax exemptions or other Tax-sparing agreement or order.

      (b)  Neither Target nor any of its subsidiaries is obligated under any agreements with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder. Neither Target nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Target nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

      (c)  None of the Target’s subsidiaries organized under the laws of a country other than the United States (i) has any investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for federal income tax purposes, (iii) is a passive foreign investment company within the meaning of the Code, or (iv) is a foreign investment company within the meaning of the Code.

      5.15  Employee Benefit Plans

      (a)  Section 5.15 of the Target Disclosure Schedule lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the “Target Employee Plans”).

      (b)  Target has furnished to Merger Sub a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three Plan years. Any Target Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Merger Sub with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a) and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any plan described in this Section above by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

      (c)  None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) to the knowledge of Target, each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans which have a Material Adverse Effect on any such parties; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Material Adverse Effect on Target. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

      (d)  With respect to each Target Employee Plan, Target and each of its United States subsidiaries has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

      (e)  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

      (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target’s financial statements.

      5.16  Certain Agreements Affected by the Merger. Except as set forth in Section 5.16 of the Target Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events or the lapse of time) result in any (i) payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Target or any of its subsidiaries to any present or former officer, employee, consultant or director thereof under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any present or former officer, director, consultant or employee or any plan, agreement or understanding similar to any of the foregoing, or any “rabbi trust” or similar arrangement, or (ii) benefit under any of the Target Employee Plans being established or becoming accelerated, vested or payable.

      5.17  Employee Matters. There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability or under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that, individually or in the aggregate, would not have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Target nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. Target is not aware of any strikes, slowdowns, work stoppages, lockouts, boycotts, corporate campaigns or threats thereof, by or with respect to any employees of Target or any of its subsidiaries.

      5.18  Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts as listed in Section 5.18 of the Target Disclosure Schedule. There is no material claim pending under any of such policies or bond as to which Target has received a denial, or to

Target’s knowledge as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      5.19  Compliance with Laws. To the knowledge of Target, neither Target nor any of its subsidiaries has received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as, singly or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Target.

      5.20  Minute Books. The minute books of Target and its subsidiaries have been made available to Merger Sub and contain all minutes of meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement.

      5.21  Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by or on behalf of Merger Sub or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

      5.22  Brokers’ and Finders’ Fees. Except for the fees payable by Target to Raymond James & Associates, Inc. (formerly known as Roney & Co.) (“RJA”), a true and correct copy of whose engagement agreement has been provided to Merger Sub, neither Target nor any of its subsidiaries has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      5.23  Proxy Statement. The proxy statement to be sent to the stockholders of the Target in connection with the Special Stockholders’ Meeting (as defined in Section 8.1 hereof (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”)) shall not, at the time (or, with respect to amendments or supplements thereto, the respective times) the Proxy Statement is filed with the SEC or is first published, sent or given to stockholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Target with respect to statements made in the Proxy Statement based on information supplied by Merger Sub for inclusion therein.

      5.24  Opinion of Financial Advisor. Target has been advised in writing by RJA that, in such advisor’s opinion, the consideration to be received by each of the stockholders of Target is fair to the stockholders of Target from a financial point of view.

      5.25  Vote Required. Under Michigan law and the Target’s Articles of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Special Stockholders’ Meeting is the only vote of the holders of any of Target’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. Under Michigan law and the Target’s Articles of Incorporation and Bylaws, Target is not prohibited from setting, as contemplated herein, a required vote that is in excess of such majority. The Board of Directors of Target has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of Target and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

      5.26  Chapter 7A and 7B of the MBCA Not Applicable. The Board of Directors of Target has taken all actions, so that the restrictions contained in Chapters 7A and 7B of the MBCA applicable to a “business combination” or a “control share acquisition” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      5.27  Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target’s gross revenues during the 12-month period preceding the date hereof has indicated to Target or any of its subsidiaries that it will stop, or decrease the rate of, buying services or products of Target or any of its subsidiaries. As of the date hereof, no material supplier of Target or any of its subsidiaries has indicated to Target or any of its subsidiaries that it will stop, or decrease the rate of, supplying materials, products or service to Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Target or any of its subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any of its subsidiaries.

      5.28  Year 2000 Compliance. All of the material computer hardware and software systems of Target and its subsidiaries (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities) are expected to be by December 31, 1999 Year 2000 Compliant. As used in this Agreement, the phrase “Year 2000 Compliant” shall mean with respect to Target’s and its subsidiaries’ material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/ time data from, into and between the twentieth and twenty-first centuries, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/ time data. With respect to the U.S. operations of Target and its subsidiaries, Target and its subsidiaries have made reasonable inquiries of their respective customers, suppliers and others with which they do business and, based on such inquiries, neither Target nor any of its subsidiaries has reason to believe that any of such customers, suppliers or other persons will not be Year 2000 Compliant by December 31, 1999 in any manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target.

      5.29  Effect of Article. Notwithstanding anything in this Agreement, the Target Disclosure Schedule or any document or communication of any kind, executed, reviewed or existing in connection herewith, the parties understand that no representation or warranty of any sort as to further sales, financial performance, or forecast of any sort is intended or may be implied under any provision of this Agreement or provision relating hereto and any and all forecasts which have been discussed in connection herewith or otherwise are only for the purposes of reviewing theoretical operating parameters and may not be and are not relied on by Merger Sub or any other person.

      5.30  Product Warranties. Section 5.30 of the Target Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by the Target or any of its subsidiaries currently in effect with respect to their respective products. There have not been any material deviations from such warranties and guaranties, and neither the Target, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Target nor any of its subsidiaries has made any material oral warranty or guaranty with respect to its products.

      5.31  Disclosure. None of the representations or warranties made by the Target herein or in any schedule hereto, including the Target Disclosure Schedule, or in any certificate furnished by the Target pursuant to this Agreement, or in the Target SEC Reports, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      Except as disclosed in a document of even date herewith and delivered by Merger Sub to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Merger Sub Disclosure Schedule”), the Parent and Merger Sub, jointly and severally, represent and warrant to Target as follows:

      6.1  Organization, Standing and Power, Capital Structure. Each of Parent, Merger Sub and each of their significant subsidiaries (as such term is defined in Section 1.02(w) of Regulation S-X) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Parent or Merger Sub. Each of Parent, Merger Sub and their subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent or Merger Sub. Merger Sub has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Parent, Merger Sub and each of their subsidiaries, each as amended to date, to Target. None of Parent, Merger Sub or any of their subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. The authorized capital stock of Parent consists of 6,500,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock, of which there were issued and outstanding as of the close of business on November 4, 1999, 100 shares of Parent Common Stock and no shares of Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 60,000 shares of Merger Sub Common Stock. As of the close of business on November 4, 1999, 1000 shares of Merger Sub Common Stock are issued and outstanding and all such issued and outstanding stock was issued for an aggregate amount of $1000. All issued and outstanding Merger Sub Common Stock is owned beneficially and of record by Parent.

      6.2  Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent, Merger Sub or any of their subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any of their subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have and could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Merger Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR, and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or Merger Sub and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

      6.3  Governmental Authorization. Parent, Merger Sub and each of their subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent, Merger Sub or any of their subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s, Merger Sub’s or any of their subsidiaries’ businesses or the holding of any such interest ((i) and (ii) herein collectively called “Buyer Party Authorizations”), and all of such Buyer Party Authorizations are in full force and effect, except where the failure to obtain or have any of such Buyer Party Authorizations could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

      6.4  Proxy Statement. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of Target, at the time of the Special Stockholders’ Meeting, if applicable or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Target or any of its representatives which is contained in any of the foregoing documents.

      6.5  Board Approval. The Boards of Directors of Parent and Merger Sub have unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of its respective stockholder or stockholders and is on terms that are fair to such respective stockholder or stockholders and (iii) authorized (or in the case of Merger Sub recommended that the sole stockholder of Merger Sub approve) this Agreement and the Merger. The sole stockholder of Merger Sub has approved this Agreement and the Merger.

      6.6  Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or the Buyer Party Disclosure Schedule, or in any certificate furnished by Parent or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

      6.7  Acknowledgments. Parent and Merger Sub acknowledge the Section 5.29 statement by Target and agree therewith.

      6.8  Financing. Merger Sub has supplied evidence (including, without limitation, the bank commitment letter attached hereto as Exhibit H) to Target of its ability to obtain on the Effective Date, sufficient funds to permit the payment of the aggregate Merger Consideration and the aggregate Spread. As of the date of this Agreement, such bank commitment letter is in full force and effect and has not been amended in any material respect.

ARTICLE 7

CONDUCT PRIOR TO THE EFFECTIVE TIME

      7.1  Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Merger Sub), (i) to carry on its and its subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, (iii) to pay or perform and to cause its subsidiaries to pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries’ present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Target agrees to promptly notify Merger Sub in writing of any event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event which it recognizes could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Merger Sub:

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, outstanding on November 3, 1999 under the Target Stock Option Plans.

(c) Dividends; Changes in Capital Stock. Other than with respect to cash dividends in amounts and at times not greater or more frequently than within the last twelve (12) months, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements identified in Section 7.1(c) of the Target Disclosure Schedule providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(d) Stock Option Plans, Etc. Accelerate, amend or change the period for exercising or vesting of options or other rights granted under the Target Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(e) Provisions of MBCA. Elect, pursuant to Section 783 of the MBCA, to be covered by the provisions of Section 780 of the MBCA or take any action which could cause Target or the shares of Target Common Stock held by Merger Sub or any direct or indirect wholly-owned subsidiary of Merger Sub to be covered by the provisions of Section 790 et seq. of the MBCA;

(f) Dissenters’ Rights. Adopt any resolutions of the Board of Directors which would prohibit or restrict Target’s stockholders dissenters’ rights provided in Section 4.6;

(g) Dissolution. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Target or any of its subsidiaries (other than the Merger); or

(h) Subsidiaries. Alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary.

      7.2  Restrictions on Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or in the ordinary course of the conduct of its business, banking or financial affairs, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Merger Sub:

(a) Material Contracts. (i) Enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Target and its subsidiaries, taken as a whole; (ii) amend, modify or waive any right under any material contract of the Target or any of its subsidiaries; or (iii) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Target or any of its subsidiaries;

(b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(c) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution, manufacturing, supply, purchase or other exclusive rights of any type or scope with respect to any of its products or technology;

(d) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, other than pursuant to commitments in place on the date hereof, or with respect to capital expenditures permitted by paragraph (h) below;

(e) Indebtedness. (i) Incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Target incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Target or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Target or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(f) Leases. Enter into any operating lease providing for payments in excess of an aggregate of $50,000, other than pursuant to commitments in place on the date hereof, or with respect to capital expenditures permitted by paragraph (h) below;

(g) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements (including obligations to its principal commercial lender) or incurred as permitted hereunder, liabilities that may become due under the earn-out provisions in the Stock Purchase Agreement dated October 1, 1998 relating to the acquisition of the French subsidiary of the Company and other than the expenses related to this Agreement or any of the transactions contemplated hereby;

(h) Capital Expenditures. Except for anticipated capital expenditures set forth in Section 7.2(h) of the Target Disclosure Schedule, authorize or make any new capital expenditure or expenditures that individually is in excess of $250,000 or in the aggregate are in the excess of $500,000; provided that nothing in the foregoing shall limit any capital expenditure (i) previously committed to be made and previously disclosed to Merger Sub in writing or (ii) required pursuant to existing contracts;

(i) Insurance. Reduce the amount of, or cancel or fail to renew, any insurance coverage provided by existing insurance policies;

(j) Employee Benefit Plans; New Hires; Pay Increases. Except as may be required by law, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, (ii) except for increases for employees other than officers of the Target, in the ordinary course of business consistent with past practice, and after having delivered five days prior notice thereof to Merger Sub, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), or (iii) hire or retain any new officer or management level employee;

(k) Severance Arrangements. Grant or make any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(l) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice;

(m) Taxes. Settle or compromise any income tax liability material to the Target and its subsidiaries taken as a whole or make or change any material election in respect of Taxes, change any accounting method in respect of Taxes, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable or with respect to any Tax to any claim or assessment in respect of such Taxes;

(n) Commencement of Certain Litigation. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Target in good faith, after consultation with Merger Sub prior to such commencement, determines that failure to commence suit would have a Material Adverse Effect on the Target, or (iii) for breach of this Agreement.

(o) Settlement of Certain Litigation. Settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on the Target;

(p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than as required by Target’s regular certified public accountant or generally acceptable accounting principles consistently applied, or, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by the Target; and

(q) No Inconsistent Agreements. Take or agree in writing or otherwise to take any of the actions described in Sections 7.2(a) through 7.2(p) or take any action that would make any of the representations or warranties of the Target contained in this Agreement untrue or incorrect.

      7.3  Other Potential Acquirors.

      (a)  The Target, its subsidiaries and their respective officers, directors, affiliates, employees, representatives (including RJA and Target’s legal counsel and accountants) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). After the date of this Agreement, neither the Target nor any of its subsidiaries shall, nor shall the Target authorize or permit any of its or their respective officers, directors, employees, representatives (including RJA and Target’s legal counsel and accountants) or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than the Buyer Parties or any designees of the Buyer Parties) concerning any Third Party Acquisition; provided, however, that this Section 7.3(a) shall not prohibit responses to inquiries that have not been encouraged, solicited, or initiated after the date of this Agreement if such responses are consistent with the restrictions set forth in this Section 7.3(a)); and provided further that, if the Board of Directors of the Target determines in good faith, after consultation with Dickinson Wright PLLC or another firm of outside legal counsel of national reputation (including, without limitation, Warner, Norcross & Judd LLP), that it is necessary to do so in order to comply with its fiduciary duties to the Target’s stockholders under applicable law, the Target, its subsidiaries and their respective officers, directors, affiliates, employees, representatives (including RJA and Target’s legal counsel and accountants) and agents may, in response to a proposal or offer for a Third Party Acquisition that was not solicited after the date of this Agreement and is from a Third Party (as defined below) that appears reasonably likely to be capable of consummating a Superior Proposal (as determined in good faith by the Board of Directors of Target after consultation with its legal and financial advisers) and only for so long as the Board of Directors of the Target so determines that its actions are reasonably likely to lead to a Superior Proposal, (i) furnish information with respect to the Target to any such person pursuant to a customary confidentiality agreement so long as any information so provided which has not previously been provided by the Target to Merger Sub will be promptly delivered to Merger Sub and (ii) participate in the discussions and negotiations regarding such proposal or offer. The Target promptly (and in any event within one business day after becoming aware thereof) will (i) notify Merger Sub in the event the Target or any of its subsidiaries and other affiliates or any of their respective officers, directors, employees and agents receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof, and any request for confidential information in connection with a potential Third Party Acquisition, (ii) provide a copy of any written agreements, proposals or other materials the Target receives from any such person or group (or its representatives), and (iii) advise Merger Sub of the status, at any time upon Merger Sub’s request, and from time to time promptly following any material developments concerning the same. The Target shall promptly notify the Merger Sub in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal or inquiry, and shall advise Merger Sub from time to time of the status and any material developments concerning the same, including the nature and content of any “due diligence” inquiries made by it concerning any such proposal or inquiry and furnishing copies of any such written proposals or inquiries.

      (b)  Except as set forth in this Section 7.3(b), the Board of Directors of Target shall not withdraw its approval or recommendation of the transactions contemplated hereby or approve or recommend, or cause the Target to enter into any agreement with respect to, any Third Party Acquisition.

Notwithstanding the foregoing, if the Board of Directors of Target by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of Dickinson Wright PLLC or another firm of outside legal counsel of national reputation (including, without limitation, Warner, Norcross & Judd LLP), that it is necessary to do so in order to comply with its fiduciary duties, the Board of Directors of Target may withdraw its approval or recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in Section 7.3 (c) below), but in each case only (i) after providing written notice to Merger Sub (a “Notice of Superior Proposal”) advising Merger Sub that the Board of Directors of Target has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Merger Sub does not, within five (5) business days of Merger Sub’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of Target by a majority vote determines in its good faith judgment (after consultation with its legal and financial advisers) to be at least as favorable to the Target’s stockholders as such Superior Proposal; provided, however, that the Target shall not be entitled to withdraw its approval of the transactions contemplated hereby or enter into any agreement with respect to a Superior Proposal unless and until this Agreement has been terminated in accordance with its terms pursuant to Section 10.1(d)(i) and the Target has paid all amounts due to Merger Sub pursuant to Section 10.3. Any disclosure that Target may make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise, based on a good faith belief by the Board of Directors of Target (after consultation with its legal and financial advisers) that such disclosure is necessary in order to comply with its fiduciary duties or Rule 14a-9, 14d-9 or 14e-2, will not constitute a violation of this Agreement; provided, however, that such disclosure states that no action will be taken by the Board of Directors of Target in violation of this Section 7.3(b).

      (c)  For the purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events after the date of this Agreement: (i) the acquisition of the Target by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Merger Sub or any affiliate thereof (a “Third Party”), (ii) the acquisition by a Third Party of any material portion of the assets of the Target and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Target Common Stock; (iv) the adoption by the Target of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Target or any of its subsidiaries of more than ten percent (10%) of the outstanding shares or Target Common Stock; or (vi) the acquisition by the Target or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets are equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Target. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (1) to acquire directly or indirectly all of the shares of Target Common Stock then outstanding (other than any shares held by the Principal Stockholder that may be retained or may be exchanged or converted into securities of the acquiring or surviving person) or all or substantially all of the assets of the Target, (2) that is financially superior to the Merger, for which the Third Party has demonstrated that the necessary funds are reasonably likely to be available and that is subject to no conditions other than conditions that are not more favorable to the Third Party than the conditions to the obligations of the Buyer Parties included in this Agreement, unless such other conditions do not raise a material risk that the transaction will not be completed (in each case set forth in this clause (2) of Section 7.3(c) as determined in good faith by the Board of Directors of Target after consultation with its legal and financial advisers) and (3) that does not in any event contain any due diligence condition or a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Merger Sub might make.

      7.4  Conduct of Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, none of Parent, Merger Sub or any of their officers or directors will, directly or indirectly, through one or more intermediaries engage in, or encourage or participate with another person in any other manner in buying, selling or any securities transaction impacting the market price of the Target Common Stock other than in accordance with the terms of this Agreement. Merger Sub will not permit any change in its authorized capital stock between the date of this Agreement and the Effective Time and during such period Merger Sub will not issue any capital stock or any options or rights to acquire any capital stock of Merger Sub to any person other than Parent. Parent will not permit any change in its authorized capital stock between the date of this Agreement and the Effective Time and shall cause an aggregate amount of at least $75,000,000 in cash to be contributed to Parent for its equity securities (including equity securities issued before the date of this Agreement but excluding equity securities issuable under Section 4.2(c)), at least half of which shall be contributed for Parent Preferred Stock. No person investing in such equity securities on or prior to the Effective Time will be permitted to purchase Parent Common Stock for an aggregate price constituting more than 50% of the total investment made by such person. All shares of Parent Common Stock and Parent Preferred Stock issued on or prior to the Effective Time will be issued at a price of not less than $10 per share (in the case of Parent Common Stock) and not less than $100 per share (in the case of Parent Preferred Stock). All options or rights to acquire Parent Common Stock or Parent Preferred Stock issued on or prior to the Effective Time will be issued at an exercise price (including any consideration paid for such option or rights) of not less than $10 per share (in the case of Parent Common Stock) and not less than $100 per share (in the case of Parent Preferred Stock), except as may be provided in agreements with option holders contemplated by the last sentence of Section 4.2(d). All shares of Parent Common Stock and Parent Preferred Stock issuable to the Principal Stockholder under Section 4.2(c), at the time of issuance, will be duly authorized, validly issued, fully paid and non-assessable, will not be issued in violation of any preemptive rights, will be free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holder thereof, and will not be subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, as amended, or Bylaws, as amended, of Parent or any agreement to which Parent is a party or by which it is bound (other than the Parent Securityholders Agreement).

ARTICLE 8

ADDITIONAL AGREEMENTS

      8.1  Special Stockholders’ Meeting. Target shall, in accordance with applicable law and the Target’s Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the “Special Stockholders’ Meeting”) and (ii) subject to the provisions of this Agreement and the fiduciary duty of the Board of Directors of Target, (A) include in the Proxy Statement the recommendation of the Board and the Special Committee that the stockholders of the Target approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and (B) use its all reasonable efforts to obtain such approval and adoption. At the Special Stockholders’ Meeting, Merger Sub shall cause all Target Common Stock then owned by it to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

      8.2  Proxy Statement. In connection with the Special Stockholders’ Meeting, the Target will as promptly as practicable after the date hereof prepare and file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Merger Sub and the Target shall cooperate with each other in the preparation of the Proxy Statement, and the Target shall notify Merger Sub promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Merger Sub promptly copies of all correspondence between the Target or any representative of the Target and the SEC. The Target shall give Merger Sub and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Target and Merger Sub agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Target Common Stock entitled to vote at the Special Stockholders’ Meeting at the earliest practicable time. Subject to the provisions of this Agreement and the fiduciary duty of the Board of Directors of Target, Target shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to provide a reasonable opportunity for any vote of stockholders required by the MBCA to effect the Merger and will otherwise comply with all legal requirements applicable to such Special Stockholders’ Meeting.

      8.3  Access to Information.

      (a)  Target shall afford Merger Sub and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target’s and its subsidiaries’ officers, directors, employees, counsel and accountants and properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Merger Sub may reasonably request. In connection with such access, Merger Sub will cooperate with Target to avoid unreasonable interference with the normal duties of Target’s and its subsidiaries’ officers and directors or the normal operations of the business of Target and its subsidiaries. Between the date hereof and the Effective Time, the Target shall furnish to Merger Sub (1) within two business days following preparation thereof (and in any event within 40 days after the end of each calendar month, commencing with September 1999), an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders’ equity (deficit) and cash flows, and (2) within two business days following preparation thereof (and in any event within 40 days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, all of such financial statements referred to in clauses (1) and (2) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Target with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Target and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Target in conformity with its past practices) as of the last day of the period then ended.

      (b)  Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Merger Sub to report operational matters of materiality and the general status of ongoing operations.

      8.4  Public Disclosure. Unless otherwise permitted by this Agreement, Merger Sub and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as the party issuing the disclosure reasonably believes to be necessary to comply with law or with obligations pursuant to any listing agreement with the NASD.

      8.5  Consents; Cooperation.

      (a)  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties (including, without limitation, the consents of third parties under the items identified on Schedule 5.3 of the Target Disclosure Schedule) and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger or the transactions contemplated by this Agreement; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other Federal, State or foreign antitrust or fair trade law.

      (b)  Each of Merger Sub and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders and decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Merger Sub and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless either of Merger Sub and Target decide that litigation is not in their respective best interests. Each of Merger Sub and Target shall use all reasonable efforts short of litigation to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (c)  Notwithstanding anything to the contrary in Section 8.5(a) or (b), (i) without the consent of Merger Sub, neither Merger Sub nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Merger Sub or on the Surviving Corporation after the Effective Time and (ii) without the consent of Merger Sub and Target, neither Target nor its subsidiaries shall be required to (A) divest prior to or after the Effective Time any of their respective businesses, product lines or assets, or to (B) take or agree to take any other action or agree to any limitation that would take effect prior to or after the Effective Time and that could reasonably be expected to have a Material Adverse Effect on Target.

      8.6 Legal Requirements. Subject to Section 8.5(c), each of Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      8.7  Indemnification.

      (a)  After the Effective Time, Merger Sub will, and will cause the Target to, indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of Target and its subsidiaries (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target’s Articles of Incorporation and Bylaws and individual indemnification agreements, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time or the Principal Stockholder (or any Related Stockholders (as defined in Section 11.10)) becomes involved in an action, proceeding or investigation alleging breach of duty as a stockholder of Target as a result of actions taken pursuant to or in connection herewith, Merger Sub shall cause the Surviving Corporation to pay as incurred the reasonable legal and other costs and expenses (including the cost of any investigation and preparation but not including fees and expenses of more than one firm of attorneys except to the extent that conflict issues require the participation of more than one firm) incurred in connection therewith, subject to any limitation imposed from time to time under applicable law with respect to officers, directors, employee or agent indemnification and will also pay any liability or award against the Principal Stockholder (or any Related Stockholders) in any and all such actions.

      (b)  For six (6) years after the Effective Time, Merger Sub will cause the Surviving Corporation to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person (collectively “Intended Beneficiaries”) currently covered by Target’s officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof for as long as permitted by applicable law; provided that in satisfying its obligation under this Section, Merger Sub shall not be obligated to cause the Surviving Corporation to pay annual premiums in excess of 150% of the amount per annum which Target paid in its last full fiscal year, which amount has been disclosed to Merger Sub, and if the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. In lieu of maintaining such existing insurance as provided above, Merger Sub may cause coverage to be provided under any policy maintained for the benefit of Merger Sub or any of its subsidiaries, so long as the terms are not materially less advantageous to the Intended Beneficiaries (together with any other beneficiaries covered thereby, taken as a group) than such existing insurance.

      (c)  The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, the Principal Stockholder, the Related Stockholders, and its or his or her heirs and representatives.

      8.8  Reasonable Efforts and Further Assurances. Subject to actions taken strictly in compliance with the provisions of Section 7.3, each of the parties to this Agreement shall use its reasonable efforts to effectuate the transactions contemplated hereby. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      8.9  Notification of Certain Matters. The Target shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Target, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any commencement or written threat of commencement of any private or governmental action, suit, proceeding, claim, arbitration or proceeding that becomes known to the Target or Merger Sub, as the case may be, and which seeks any of the relief referred to in Section 9.1(b), Section 9.2(e) or clauses (i) through (iv) of Section 9.3(e), and (iii) any material failure of the Target or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      8.10  Additions to and Modification of Target Disclosure Schedule. Concurrent with the execution and delivery of this Agreement, the Target has delivered a Target Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Target shall deliver to Merger Sub such additions to or modifications of any Sections of the Target Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Target after the date of execution and delivery of this Agreement until the Effective Date; provided, however, that such subsequent disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 5, nor limit the rights and remedies of Merger Sub under this Agreement for any breach by the Target of such representation and warranties.

      8.11  Regulatory Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act and other applicable law in connection with the transactions provided for in this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

      9.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto.

(a) Target Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of not less than eighty and one-tenth percent (80.1%) of the shares of Target Common Stock outstanding as of the record date set for the Special Stockholders’ Meeting.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, shall be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c) Governmental Approval. The Buyer Parties and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under HSR.

      9.2  Additional Conditions to Obligations of Target. The obligations of Target to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Buyer Parties in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) the Buyer Parties shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them through or as of the Effective Time; provided that clause (i) of this Section 9.2(a) shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date.

(b) Certificate of Merger Sub. Target shall have been provided with a certificate executed on behalf of Parent and Merger Sub by their respective President and Chief Financial Officer to the effect that, as of the Effective Time:

(i) all representations and warranties made by the Buyer Parties under this Agreement are true and complete in all material respects; and

(ii) all covenants, obligations and conditions of this Agreement to be performed by the Buyer Parties on or before such date have been so performed in all material respects.

(c) Legal Opinion. Target shall have received a legal opinion from Gibson, Dunn & Crutcher, LLP, counsel to the Buyer Parties, in form and substance reasonably satisfactory to Target.

(d) Other Certificates. Target shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of Target as Target or its counsel reasonably request.

(e) Injunctions or Restraints on Conduct of Business. No injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case restrains or prohibits the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or the Stockholder Agreements.

      9.3  Additional Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Buyer Parties:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Target set forth in Section 5.1, 5.2, 5.3, 5.4, 5.6, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26 and 5.31 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, (ii) the representations and warranties of Target set forth in this Agreement other than those described in clause (i) of this Section 9.3(a) shall be true and correct (without giving effect to any materiality or Material Adverse Effect limitations contained therein) except for any breach or breaches that individually or in the aggregate do not and would not reasonably be likely to result in a Material Adverse Effect and (iii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it through or as of the Effective Time; provided that clauses (i) and (ii) of this Section 9.3(a) shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date.

(b) Certificate of Target. Merger Sub shall have been provided with a certificate executed on behalf of Target by its Chairman and Chief Financial Officer to the effect that, as of the Effective Time:

(i) all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

(ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

(c) Legal Opinion. Merger Sub shall have received a legal opinion from Dickinson Wright PLLC, legal counsel to Target, in form and substance reasonably satisfactory to Merger Sub.

(d) Governmental and Third Party Consents. All required governmental approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to the Surviving Corporation or any of its subsidiaries or any of their respective affiliates after the Effective Time that the Merger Sub in good faith determines would be reasonably likely to have a Material Adverse Effect upon the Surviving Corporation and its subsidiaries, taken as a whole, or any of their affiliates or their respective businesses substantially as such businesses have been conducted prior to the date hereof. All such required governmental approvals shall be in effect, all applicable waiting periods with respect to such required governmental approvals shall have expired; and all conditions and requirements prescribed by applicable law (except for filing of the Merger Certificate) or by such required governmental approvals to be satisfied at or prior to the Effective Time shall have been satisfied. All consents from parties other than Target and its subsidiaries to any indenture, contract, agreement or other instrument listed on Schedule 9.3(d) that are required in order to assign or to avoid a breach of or default under such indenture, contract, agreement or other instrument as a result of the execution and delivery by Target of this Agreement or consummation of the transactions contemplated by this Agreement (collectively, the “Required Contractual Consents”) shall have been obtained without the imposition of any conditions that are or would become applicable to the Surviving Corporation or any of its subsidiaries or any of their respective affiliates after the Effective Time that the Merger Sub in good faith determines would be reasonably likely to have a Material Adverse Effect upon the Surviving Corporation and its subsidiaries, taken as a whole. All such Required Contractual Consents shall be in effect and all conditions and requirements prescribed by any Required Contractual Consent to be satisfied on or prior to the Effective Time shall have been satisfied.

(e) Injunctions or Restraints on Conduct of Business. No injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or the Stockholder Agreements, (ii) prohibits or restricts the ownership or operation by Merger Sub (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Target’s business or assets which is material to the business of all such entities taken as a whole, (iii) imposes any material limitations on the ability of Merger Sub or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Target and its subsidiaries or (iv) results in, or if the Merger is consummated would reasonably be likely to result in, the imposition of damages, or the payment of costs, expenses or fees, of an aggregate of $500,000 or more by or against Target, Merger Sub or Surviving Corporation.

(f) Litigation. There shall not have been instituted and pending any action or proceeding that in the reasonable judgment of Merger Sub could reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (e) above.

(g) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Target.

(h) Resignations. Merger Sub shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the then incumbent directors of Target and each of Target’s subsidiaries.

(i) Dissenter’s Rights. The aggregate number of shares of the Target Common Stock at the Effective Time of the Merger, the holders of which have perfected dissenters’ rights in accordance with the provisions of the MBCA, shall not equal five percent (5%) or more of the shares of Target Common Stock outstanding as of the record date for the Special Stockholders’ Meeting.

(j) Stockholder Agreements. The Stockholder Agreements shall be in full force and effect and the Principal Stockholder shall have tendered the Contribution Shares for contribution as contemplated by Section 4.2(c).

(k) Employment Agreement. The Principal Stockholder shall have executed and delivered to Merger Sub an employment agreement substantially in the form of Exhibit E attached hereto.

(l) Noncompetition Agreement. The Principal Stockholder shall have executed and delivered to Merger Sub a noncompetition agreement substantially in the form of Exhibit F attached hereto.

(m) Securityholders Agreement. The Principal Stockholder shall have executed and delivered to Surviving Corporation a securityholders agreement substantially in the form of Exhibit G attached hereto (the “Parent Securityholders Agreement”).

(n) Ninety Percent Approval. This Agreement and the Merger shall have been approved and adopted by the holders of not less than ninety percent (90%) of the shares of Target Common Stock outstanding as of the record date set for the Special Stockholders’ Meeting.

(o) Other Certificates. The Buyer Parties shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of the Buyer Parties as the Buyer Parties or their counsel reasonably request.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

      10.1  Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target and Merger Sub, this Agreement may be terminated:

(a) by mutual written consent of the Buyer Parties and Target;

(b) by either the Buyer Parties or Target, if, without fault of the terminating party, the Effective Time shall not have occurred on or before February 28, 2000 (the “Termination Date”), or such later date as may be agreed upon in writing by the parties hereto; provided that no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date; provided further, that if the condition set forth in Section 9.1(a) is satisfied after the Board of Directors of Target shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its approval or recommendation of this Agreement or the Merger, then the Buyer Parties may extend the Termination Date for up to 30 days by notice given prior to the Termination Date; and provided further, that if a Material Adverse Effect shall have occurred that is a result of general changes in the economy or the industry in which Target and its subsidiaries operate, then either Target or the Buyer Parties may extend the Termination Date for up to 30 days (but in no event beyond February 28, 2000 unless otherwise agreed upon in writing by the parties hereto) by notice given to the other parties hereto prior to the Termination Date;

(c) by the Buyer Parties;

(i) if, prior to the Effective Time, any of the following shall have occurred: (a) the Target shall have materially breached its obligations set forth in Section 7.3; or (b) the Board of Directors of Target shall have recommended to the Target’s stockholders a Superior Proposal; or (c) the Board shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its approval of the Merger; or (d) the Board of Directors of Target shall have approved a Third Party Acquisition; or (e) there shall have occurred a Third Party Acquisition; or (f) the condition set forth in Section 9.3(n) is not satisfied after the Board of Directors of Target shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its recommendation of this Agreement or the Merger;

(ii) if, prior to the Effective Time, there shall occur an event, condition or circumstance that would result in the failure to satisfy any of the conditions set forth in Section 9.3 hereof; provided that, if such event, condition or circumstance is a failure to satisfy the condition set forth in Section 9.3(g) that is a result of general changes in the economy or the industry in which Target and its Subsidiaries operate, then termination based on such failure of condition shall not occur prior to the Termination Date as it may be extended pursuant to Section 10.1(b); or

(iii) if Target shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than Section 7.3) in any material respect (except for such covenants or other agreements as are qualified by their terms by a reference to materiality or Material Adverse Effect, which covenants and other agreements so qualified shall not be breached in any respect), which breach or failure to perform is incapable of being cured or has not been cured by the earliest of (y) ten business days following written notice thereof to the Target from Merger Sub and (z) the scheduled termination of this Agreement; or

(iv) if (A) Target shall have breached (1) any of its representations and warranties set forth in Section 5.1, 5.2, 5.3, 5.4, 5.6, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26 or 5.31 of this Agreement in any material respect (except for such representations or warranties as are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties so qualified shall not be breached in any respect) or (2) any of its representations and warranties set forth in this Agreement other than those described in clause (1) of this Section 10.1(c)(iv)(A) (without giving effect to any materiality or Material Adverse Effect limitations contained in such representations and warranties) but not if such breach or breaches individually or in the aggregate do not and would not result in a Material Adverse Effect, and (B) any such breach described in clauses (A)(1) or (A)(2) of this Section 10.1(c)(iv) is incapable of being cured or has not been cured by the earlier of (y) ten business days following written notice thereof to Target from Merger Sub and (z) the scheduled termination of this Agreement;

provided that Merger Sub may not terminate this Agreement pursuant to clause (ii), (iii) or (iv) of this Section 10.1(c) if the Merger Sub is then in material breach of this Agreement.

(d) by the Target:

(i) if the Target has approved a Superior Proposal in accordance with Section 7.3(b), provided the Target has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Buyer Parties Expenses due under Section 10.3(b) and the Termination Fee due under Section 10.4(a)(as defined below); or

(ii) If the Buyer Parties shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect (except for such representations, warranties, covenants or other agreements as are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations, warranties, covenants and other agreements so qualified shall not be breached in any respect) which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (y) ten business days following written notice thereof to Merger Sub from Target and (z) the scheduled termination of this Agreement; provided that the Target may not terminate this Agreement pursuant to this Section 10.1(d) if the Target is then in material breach of this Agreement.

(e) by either the Buyer Parties or Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

(f) by either the Buyer Parties or Target if the condition set forth in Section 9.1(a) shall fail to be satisfied at a duly held stockholders’ meeting of Target, including any adjournments thereof.

      10.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer Parties or Target or their respective officers, directors, stockholders or affiliates, except as provided in Section 10.3 (Expenses), Section 10.4 (Termination Fees), and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing set forth herein shall limit any rights any party may have arising out of intentional fraudulent conduct of any other party hereto.

      10.3  Expenses.

      (a)  Consummation of Merger. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expenses.

      (b)  Failure to Consummate Merger. If the Merger is not consummated in accordance with this Agreement, Target will reimburse the Buyer Parties, upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all of the Buyer Party Expenses (as defined below); but not in excess of $1,500,000 of the Buyer Party Expenses, provided however that if the Merger is not consummated due to the termination of this Agreement by the Buyer Parties pursuant to Section 10.1(c)(ii) that is attributable to the condition set forth in Section 9.3(f), then Target will not be obligated to reimburse the Buyer Parties for more than $750,000 of the Buyer Party Expenses; provided further that if the Merger is not consummated due to the termination of this Agreement by Target pursuant to Section 10.1(d)(ii), then Target shall not be obligated to pay, or reimburse the Buyer Parties for, the Buyer Party Expenses, and instead the Buyer Parties will reimburse Target, upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all of the Target’s Expenses (as defined below), but not in excess of $1,500,000 of the Target’s Expenses; and provided further that if the Merger is not consummated due to a failure to satisfy Section 9.3(n) that is not also a failure to satisfy Section 9.1(a) and that is not a circumstance described in Section 10.1(c)(i)(f) or if the Merger is not consummated due to a failure to satisfy Section 9.3(g) that is a result of general changes in the economy or the industry in which Target and its subsidiaries operate, then Target shall not be obligated to pay or reimburse the Buyer Parties for any of the Buyer Party Expenses. As used herein, the “Buyer Party Expenses” means all of the documented out-of-pocket costs, fees and expenses reasonably incurred by the Buyer Parties or on the Buyer Parties’ behalf in connection with this Agreement, the Merger, the financing of the Merger, the refinancing of debt of Target and its subsidiaries, the consummation of any of the transactions contemplated by this Agreement and any efforts to accomplish any of the foregoing (including filing fees, and fees payable to printers, counsel and accountants), and the “Target’s Expenses” means all of the documented out-of-pocket costs, fees and expenses reasonably incurred by Target or on Target’s behalf in connection with this Agreement, the Merger, the consummation of any of the transactions contemplated by this Agreement and any efforts to accomplish any of the foregoing (including filing fees, and fees payable to printers, counsel and accountants).

      (c)  Expenses in addition to Termination Fees. The parties hereto agree that the expenses that may be payable under Section 10.3(b) are in addition to any amounts that may be payable under Section 10.4, and each party hereby waives any right to set-off or counterclaim against such amounts.

      10.4  Termination Fees.

      (a)  Third Party Acquisition/ Superior Proposal Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1(c)(i) or Section 10.1(d)(i) (or if this Agreement shall be terminated pursuant to Section 10.1(f) at a time when this Agreement could be terminated pursuant to Section 10.1(c)(i)(f)), the parties agree that the Buyer Parties would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty, and that Target will have been unjustly enriched by the execution hereof by the Buyer Parties and the publication of the terms hereof. To compensate the Buyer Parties for such damages, the Target shall pay to the Buyer Parties, immediately upon the occurrence of the event described in this Section 10.4(a) giving rise to such damages and such unjust enrichment, an amount equal to $5,000,000 (the “Termination Fee”). It is specifically agreed that the amount to be paid pursuant to this Section 10.3(a) is to compensate the Buyer Parties for such damages and to reimburse the Buyer Parties for such unjust enrichment, and is not a penalty. Except for such amount and expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), Target shall have no further liability or obligation to the Buyer Parties or any of their respective officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (b)  Willful or Knowing Breach by Target. In the event that this Agreement shall be terminated by the Buyer Parties pursuant to Section 10.1(c)(iii) or Section 10.1(c)(iv) due to (i) a breach or failure to perform existing on the date hereof that was known to exist on the date hereof by Target or (ii) a willful breach by Target, the parties agree that the Buyer Parties would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the

Buyer Parties for such damages, Target shall pay $1,000,000 to the Buyer Parties immediately upon the termination of this Agreement pursuant to Section 10.1(c)(iii) or Section 10.1(c)(iv). In addition to such $1,000,000 payment, (A) if such willful breach occurs at a time when there shall be outstanding a proposal or offer by a Third Party to consummate a Third Party Acquisition, Target shall pay $4,000,000 to the Buyer Parties not later than two business days after such termination of this Agreement and (B) if (1) such willful breach occurs at a time not described in clause (A) of this Section 10.4(b) and (2) within 12 months from the date of termination of this Agreement a Third Party Acquisition shall occur or Target shall have entered into a definitive agreement with respect to such a Third Party Acquisition, Target shall pay $4,000,000 to the Buyer Parties upon the occurrence of such Third Party Acquisition or, if such Third Party Acquisition has not occurred but at the end of such 12-month period Target is a party to such a definitive agreement, at the end of such 12-month period. It is specifically agreed that the amount to be paid pursuant to this Section 10.4(b) represents liquidated damages (including compensation for damages and reimbursement for unjust enrichment in the case of the payment required under the third sentence of this Section 10.4(b)) and not a penalty. Except for such amount, any expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), Target shall have no further liability or obligation to the Buyer Parties or any of their respective officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (c)  Willful or Knowing Breach by the Buyer Parties. In the event that this Agreement shall be terminated by Target pursuant to Section 10.1(d)(ii) due to (i) a breach or failure to perform existing on the date hereof that was known to exist on the date hereof by the Buyer Parties or (ii) a willful breach by the Buyer Parties (including any failure by Parent to cause an aggregate of at least $75,000,000 to be contributed to Parent for its equity securities (including equity securities issued before the date of this Agreement but excluding equity securities issuable under Section 4.2(c)) if the conditions to the obligations of the Buyer Parties have been satisfied (or waived) under Article 9), the parties agree that Target would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Target for such damages, the Buyer Parties shall pay $1,000,000 to Target immediately upon the occurrence of the event described in this Section 10.4(c) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 10.4(c) represents liquidated damages and not a penalty. Except for such amount, any expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), the Buyer Parties shall have no further liability or obligation to the Target or any of its officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (d)  Termination Fees and Liquidated Damages in addition to Expenses. The parties hereto agree that the amounts that may be payable under Section 10.4(a), (b) or (c) are in addition to any amounts that may be payable under Section 10.3(b), and each party hereby waives any right to set-off or counterclaim against such amounts.

      (e)  Costs and Interest. The parties acknowledge that the agreements contained in this Article 10 (including Section 10.3 and this Section 10.4) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay the amounts required pursuant to Section 10.3 or 10.4 when due (including circumstances where, in order to obtain such payment a party commences a suit that results in a final nonappealable judgment against another party for such amounts ), the defaulting party shall pay to the other party (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by The Chase Manhattan Bank as its “reference rate” in effect on the date such payment was required to be made.

      10.5  Amendment. The respective Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

      10.6  Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11

GENERAL PROVISIONS

      11.1  Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Articles 1-4, Section 8.2 (Proxy Statement), 8.7 (Indemnification), 8.8 (Reasonable Efforts and Further Assurances), Section 10.3 (Expenses), Section 10.4 (Termination Fees) and 10.5 (Amendment), and this Article 11 shall survive the Effective Time.

      11.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to the Buyer Parties, to:	Titan Holdings, Inc.
c/o Aurora Capital Group
10877 Wilshire Boulevard
Suite 2100
Los Angeles, CA 90024
Attention: Richard K. Roeder
Facsimile No.: (310) 277-5591
	with a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Bruce D. Meyer
Facsimile No.: (213) 229-7520

(b)	if to Target, to:	Autocam Corporation
4070 East Paris Avenue
Kentwood, MI 49512
Attention: John C. Kennedy
Facsimile No.: (616) 698-6876
	with a copy to:	Dickinson Wright PLLC
200 Ottawa Avenue, N.W.
Suite 900
Grand Rapids, MI 49503
Attention: Stuart F. Cheney
Facsimile No.: (616) 458-6753

      11.3  Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 6, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.4  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      11.5  Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Target Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for any confidentiality agreement existing with respect to Target, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Effective Time, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 4.2(a)-(e), 4.3-4.6 and 8.7; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein or pursuant to the Merger.

      11.6  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      11.7  Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

      11.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without regard to the principles of conflicts of law thereof).

      11.9  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      11.10  Certain Definitions. For the purposes of this Agreement the term:

(a) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person.

(b) “applicable law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

(c) “Board of Directors of Target” means the Board, or, with reference to matters properly delegated to it by Board in accordance with the Bylaws of Target and applicable law, the Special Committee.

(d) “business day” means any day other than a day on which the NASDAQ National Market is closed.

(e) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

(f) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

(g) “Reference Rate” means the fluctuating per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York, New York.

(h) “Related Stockholders” means Nancy Kennedy and the John C. and Nancy G. Kennedy Family Foundation.

(i) “subsidiary” or “subsidiaries” of the Target, Merger Sub, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Target, Merger Sub, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      11.11  Specific Performance. The parties hereby acknowledge that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses or termination fees or liquidated damages pursuant to Section 10.3(b) or Section 10.4(a), (b) or (c) it shall not be entitled to specified performance to compel the consummation of the Merger.

      IN WITNESS WHEREOF, Target, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TITAN HOLDINGS, INC.

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

TITAN ACQUISITION CORPORATION

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

AUTOCAM CORPORATION

By:	/s/ John C. Kennedy

Name:	John C. Kennedy

Title:	President

I.  EXHIBITS

Exhibit A	List of Designated Stockholders Executing Stockholder Agreements
Exhibit B	Certificate of Merger
Exhibit C	Merger Sub/Surviving Corporation Certificate of Incorporation
Exhibit D	Merger Sub/Surviving Corporation Bylaws
Exhibit E	Employment Agreement
Exhibit F	Noncompetition Agreement
Exhibit G	Parent Securityholders Agreement
Exhibit H	Bank Commitment Letter